Exhibit 99.1


            ANACOMP(R) REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS


Anacomp reports quarterly revenue growth; Continuation of Multi-Vendor Services and Web Services Growth and Net Loss of $2.2 MILLION for the Quarter.

     SAN DIEGO, CA - May 18, 2004 - Anacomp, Inc. (OTC BB: ANCPA), a global provider of information outsourcing, maintenance support and imaging and print solutions, today announced a net loss of $2.2 million for the three months ended March 31, 2004. Revenues were $48.9 million for the three months ended March 31, 2004 vs. $47.4 million for the three months ended December 31, 2003 and $52.8 million for the three months ended March 31, 2003.

     "I am very pleased with the results of our second quarter," said Jeff Cramer, President and Chief Executive Officer. "Our quarterly revenues increased from the prior quarter, led by positive results in our docHarbor Web Presentment and MVS businesses and strong seasonal volumes in our data centers. We also made substantial progress in the restructuring of our data centers to better align our costs with our legacy COM and CD business."

     In the second quarter, the Company began its previously announced restructuring plan to consolidate its legacy data centers and associated personnel into Mega-centers in large metropolitan areas where future business prospects are strongest. Additionally, a net restructuring charge of $2.3 million was recorded reflecting headcount reductions and the cost of remaining lease obligations for six locations closed in the quarter. The restructuring activities will continue throughout the remainder of the fiscal year. The Company now estimates fiscal 2004 restructuring charges of approximately $9 million. As a result of these actions, the Company estimates that it will reduce the operating expenses by nearly $9 million on an annual basis. These charges and the associated savings are approximately $1 million higher than the $8 million it announced previously and result from a refinement of the original restructuring plan.

     "We have also further improved our balance sheet through our continued strong cash generation," said Lin Fox, Executive Vice President and Chief Financial Officer. "We paid our revolver down to $1.4 million in the quarter. Subsequently, we paid the revolver down to zero which means we have no debt obligations at this time. This marks an important moment in the financial history of Anacomp," said Mr. Fox.

     The Company also announced that it will host a conference call for the investment community on May 28, 2004 to discuss the results of its second quarter ended March 31, 2004. The conference call, which will begin at 8:30 a.m. PDT, may be accessed at 877-675-5901, Leader: Jeff Cramer, Passcode: Q2 Investor Call. The conference call replay number will be 866-465-2116, Passcode: 52804. It will replay from 12 Noon on May 28 until June 4, 2004 5:00 p.m. PDT.


Product Line Results

     Anacomp operates as one business segment but has several distinct service offerings or product lines. Because of this, revenues are tracked by product line. This permits management and investors to track the progress of revenues from Multi-Vendor Services, or MVS, and docHarbor Web Presentment Services, two of our principal growth product lines, compared with our traditional CD/Digital and COM revenues. In the second quarter of fiscal year 2004, revenues for MVS were $9.4 million, reflecting a 14% growth rate over the prior year quarter. This increase reflects new Original Equipment Manufacturer (OEM) agreements and continued growth in the Company's MVS offerings (services and hardware sales for products manufactured by other companies). In the second quarter of fiscal year 2004, MVS represented 67% of total maintenance service revenues, which encompass both MVS and COM Professional Services.

     docHarbor Web Presentment service revenues increased 30% over the prior year second quarter, to $6.1 million, in the second quarter of fiscal year 2004. This increase reflects growth from new customers, as well as additional revenue from established customers who have increased their use of the Company's web based docHarbor Web Presentment service.

     CD/Digital revenues declined $1.2 million, or 16% from prior year second quarter revenues. The decrease reflects the negative impact of increased availability of alternative web based solutions or in-house, online viewing systems.

     COM revenues -- comprised of COM/Other Output Services, COM/Professional Services, and Equipment and Supplies -- declined $5.4 million or 17% from the second quarter of the prior fiscal year. This quarter's COM revenues were up $0.6 million, or 2%, compared to the first quarter of this year due to strong year-end processing. In the comparable periods in fiscal 2003 there was a 1% decline in COM related revenues, including year-end processing. COM-related product lines have been impacted negatively by the decrease in demand for COM as customers continue to opt for digital solutions such as Web and CD services or in-house solutions. We continually monitor our legacy volumes. "The current restructuring now underway is an essential tactic to get in front of the curve and reduce infrastructure cost to offset this fundamental change in the legacy business," said Mr. Fox.


About Anacomp

     Anacomp, Inc. provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's web site at www.anacomp.com.

     Contact: Linster W. Fox, Anacomp Executive Vice President and Chief Financial Officer, (858) 716-3609 or lfox@anacomp.com


                           FORWARD LOOKING STATEMENTS

     This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements relating the Company's expectations regarding the timing, costs and potential benefits of its restructuring plan. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be different materially from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the restructuring negotiations with vendors and customer reactions to the restructuring, the declining trend in the micrographics and CD market and other industry trends in the Web or Multi-Vendor Service businesses; competition; currency fluctuations; changes in business strategy or development plans; and general economic and business conditions. These and other factors are discussed in greater detail in Anacomp's Annual Report on Form 10-K and other filings with the SEC.

                                      # # #

      Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com.

        Anacomp and docHarbor are registered trademarks of Anacomp, Inc.

                         ANACOMP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                          March 31                September 30,
(in thousands)                                                                              2004                      2003

                                                                                   -----------------------    ----------------------
   Assets                                                                               (Unaudited)
   Current assets:
        Cash and cash equivalents                                                       $  17,606                   $  18,390
        Receivable on sale of Swiss subsidiaries                                            1,286                       1,262
        Accounts receivable, net                                                           28,621                      29,847
        Inventories                                                                         2,652                       3,174
        Prepaid expenses and other                                                          4,837                       4,798
                                                                                   -----------------------    ----------------------
   Total current assets                                                                    55,002                      57,471

   Property and equipment, net                                                             17,347                      18,398
   Reorganization value in excess of identifiable net assets                               73,098                      73,363
   Intangible assets, net                                                                   7,837                       8,829
   Other assets                                                                             7,628                       6,880
                                                                                   -----------------------    ----------------------
                                                                                        $ 160,912                   $ 164,941
                                                                                   =======================    ======================

   Liabilities and Stockholders' Equity
   Current liabilities:
        Accounts payable                                                                $   9,581                  $    9,118
        Accrued compensation, benefits and withholdings                                    13,918                      14,233
        Deferred revenue                                                                    9,278                       7,784
        Accrued income taxes                                                                1,414                       1,063
        Other accrued liabilities                                                           8,851                       9,262
                                                                                   -----------------------    ----------------------
   Total current liabilities                                                               43,042                      41,460
                                                                                   -----------------------    ----------------------

   Long-term liabilities:
         Senior secured revolving credit facility                                           1,416                       5,917
         Unfunded accumulated benefit obligation                                           14,602                      13,296
         Other long-term liabilities                                                        2,165                       3,125
                                                                                   -----------------------    ----------------------
Total long-term liabilities                                                                18,183                      22,338
                                                                                   -----------------------    ----------------------

   Stockholders' equity:
        Preferred stock                                                                         -                           -
        Common stock                                                                           40                          40
        Additional paid-in capital                                                         97,200                      97,000
        Accumulated other comprehensive loss                                                 (256)                       (891)
        Retained earnings                                                                   2,703                       4,994
                                                                                   -----------------------    ----------------------
   Total stockholders' equity                                                              99,687                     101,143
                                                                                   -----------------------    ----------------------
                                                                                        $ 160,912                  $  164,941
                                                                                   =======================    ======================

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                     Three months ended        Three months ended
                                                                                         March 31,                  March 31,
(in thousands, except per share amounts)                                                    2004                      2003
                                                                                   -----------------------    ----------------------
   Revenues:
        Services                                                                       $    40,050               $    43,038
        Equipment and supply sales                                                           8,816                     9,743
                                                                                   -----------------------    ----------------------
                                                                                            48,866                    52,781
                                                                                   -----------------------    ----------------------
   Cost of revenues:
        Services                                                                            26,581                    28,914
        Equipment and supply sales                                                           6,097                     6,689
                                                                                   -----------------------    ----------------------
                                                                                            32,678                    35,603
                                                                                   -----------------------    ----------------------


   Gross profit                                                                             16,188                    17,178
   Costs and expenses:
        Engineering, research and development                                                1,418                     1,581
        Selling, general and administrative                                                 13,503                    13,634
        Amortization of intangible assets                                                      496                       496
        Restructuring charge                                                                 2,307                         -
                                                                                   -----------------------    ----------------------
   Operating (loss) income from continuing operations                                       (1,536)                    1,467
                                                                                   -----------------------    ----------------------

   Other income (expense):
         Interest income                                                                        69                        78

         Interest expense and fee amortization                                                (166)                     (631)
         Other                                                                                (156)                       90
                                                                                   -----------------------    ----------------------

                                                                                              (253)                     (463)
                                                                                   -----------------------    ----------------------
   (Loss) income from continuing operations before income taxes                             (1,789)                    1,004
   Provision for income taxes                                                                  378                       547
                                                                                   -----------------------    ----------------------
   (Loss) income from continuing operations                                                 (2,167)                      457

   Loss on sale of discontinued operations, net of taxes                                         -                      (200)
                                                                                   -----------------------    ----------------------
   Net (loss) income                                                                   $    (2,167)              $       257
                                                                                   =======================    ======================

   Basic and diluted per share data:
         Basic and diluted net (loss) income from continuing operations                $     (0.54)              $      0.11

         Loss on sale of discontinued operations, net of taxes                                 ---                     (0.05)
                                                                                   -----------------------    ----------------------
         Basic and diluted net (loss) income                                           $     (0.54)              $      0.06
                                                                                   =======================    ======================

   Shares used in computing basic and diluted net (loss) income per share                    4,044                     4,039
                                                                                   =======================    ======================


                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                      Six months ended          Six months ended
                                                                                         March 31,                  March 31,
(in thousands)                                                                              2004                      2003
                                                                                   -----------------------    ----------------------
Cash flows from operating activities:

        Net (loss) income                                                              $     (2,291)               $     8,369
        Adjustments to reconcile net (loss) income to net
        cash provided by operating activities:
          Gain on sale of discontinued operations                                                 -                     (8,184)
          Depreciation and amortization                                                       6,227                      7,627
          Amortization of debt fees, premiums and discounts                                      80                        344
          Non-cash compensation                                                                 231                         58
          Non-cash restructuring charges                                                         55                          -
        Change in assets and liabilities:
          Accounts and other receivables                                                      1,202                      2,428
          Inventories                                                                           522                        659
          Prepaid expenses and other assets                                                    (798)                     1,791

          Accounts payable, accrued expenses and other liabilities                              (76)                    (7,851)
                                                                                   -----------------------    ----------------------
             Net cash provided by operating activities                                        5,152                      5,241
                                                                                   -----------------------    ----------------------
   Cash flows from investing activities:
        Purchases of property and equipment                                                  (2,099)                    (1,518)
        Proceeds from sale of discontinued operations, net                                        -                     13,398
                                                                                   -----------------------    ----------------------
             Net cash provided by (used in) investing activities                             (2,099)                    11,880
                                                                                   -----------------------    ----------------------
   Cash flows from financing activities:
        Principal payments on revolving line of credit , net                                 (4,500)                   (18,610)
                                                                                   -----------------------    ----------------------
             Net cash used in financing activities                                           (4,500)                   (18,610)
                                                                                   -----------------------    ----------------------
   Effect of exchange rate changes on cash and cash equivalents                                 663                        583
                                                                                   -----------------------    ----------------------
   Decrease in cash and cash equivalents                                                       (784)                      (906)
   Cash and cash equivalents at beginning of period                                          18,390                     15,561
                                                                                   -----------------------    ----------------------
   Cash and cash equivalents at end of period                                          $     17,606                $    14,655
                                                                                   =======================    ======================


                                  ANACOMP, INC.
                          QUARTERLY REVENUES AND EBITDA
(in thousands)

                                                                   FY 2003                                       FY 2004
                                         ------------------------------------------------------------ ------------------------------
                                              Q1             Q2              Q3             Q4             Q1              Q2
Revenues:
MVS                                       $     8,117    $     8,238     $    9,020     $     8,749    $     8,985    $     9,429
docHarbor Web Presentment                       4,783          4,713          4,309           4,984          5,791          6,135
                                         -------------- -------------- --------------- -------------- -------------- ---------------
Subtotal                                       12,900         12,951         13,329          13,733         14,776         15,564
                                         -------------- -------------- --------------- -------------- -------------- ---------------

CD / Digital                                    7,329          7,336          7,038           6,597          6,127          6,162

COM / Other Output Services                    19,158         18,777         16,928          15,944         15,083         15,400
COM Professional Services                       5,538          5,268          5,170           4,858          4,682          4,564
Equipment / Supplies                            8,046          8,449          7,341           7,333          6,755          7,176
                                         -------------- -------------- --------------- -------------- -------------- ---------------
Total revenues                            $    52,971    $    52,781     $   49,806      $   48,465     $   47,423     $   48,866
                                         ============== ============== =============== ============== ============== ===============

                  Reconciliation of EBITDA to Operating Results

                                              Q1             Q2              Q3             Q4             Q1              Q2
EBITDA  (A)                               $     5,096    $     5,194    $     5,091     $     4,602    $     4,010    $     4,110
Depreciation and amortization                  (3,973)        (3,654)        (3,427)         (3,360)        (3,117)        (3,110)
Other income (expense), net                      (756)          (463)          (417)            623           (185)          (253)
Non-cash compensation                             (33)           (25)             -               -           (200)           (31)
Restructuring charges                               -              -         (1,152)         (1,545)             -         (2,307)
Other (B)                                         (48)           (48)           (49)           (585)          (198)          (198)
                                         -------------- -------------- --------------- -------------- -------------- ---------------
Income (loss) from continuing operations
 before income taxes                      $       286    $     1,004    $        46    $       (265)   $       310    $    (1,789)
                                         ============== ============== =============== ============== ============== ===============


(A) Anacomp reports its financial results in accordance with GAAP, and additionally on a non-GAAP basis using EBITDA. EBITDA is not in accordance with, nor a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Anacomp uses EBITDA to evaluate and manage the Company's operations. Anacomp is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates historically used by investors who follow the Company.

(B)  International   pension  costs  from  non-operating   actuarial   long-term
measurements including primarily interest, reported as selling, general and administrative expense.

Note:The  reported  EBITDA in  fiscal  2004  includes  $161 in Q1 and $230 in Q2 expenses related to a proxy contest involving the election of directors. Q1 fiscal 2004 EBITDA also includes the reversal of $481 for environmental liability.